White Mountain Enters into Second Off-take Agreement with Major International Pigment Producer

SANTIAGO, Chile, September 27, 2012 -- White Mountain Titanium Corporation (“White Mountain” or the “Company”) (OTC Bulletin Board: WMTM - News) reports that it has entered into its second off-take agreement with a major international pigment producer for the supply of natural rutile concentrate from the Cerro Blanco project.

Under the agreement, the pigment producer has agreed to purchase 10,000 tonnes per annum of White Mountain's standard grade, natural rutile concentrate at a fixed price. The three year term, which commences upon the production of 5,000 tons of product from the Cerro Blanco project, may be extended by mutual agreement.

White Mountain management are in active discussions with other titanium pigment, metal and welding rod producers for the supply of all three grades of Cerro Blanco concentrate but have delayed signing additional off-take agreements pending further discussions with potential investors.

Commenting on this development, Michael Kurtanjek, White Mountain's President and Chief Executive Officer, said, “Signing this second off-take agreement represents another important milestone for the Company. Our products have gained widespread acceptance in the titanium feedstock market and contractual commitments with major end users signifies their confidence in our project.”

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 33 registered mining exploitation concessions and five mining exploration concessions in the process of being constituted, over approximately 8,225 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company’s principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, to secure off-take contracts for the planned rutile concentrate output, and to secure funding or other arrangements to place the project into production, if warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

The OTC BB has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases and on our website, such as “reserves,” “resources,” “geologic resources,” “proven,” “probable,” “measured,” “indicated,” and “inferred,” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-K for the year ended December 31, 2011, File No. 333-129347, and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:
White Mountain Titanium Corporation
Michael Kurtanjek, President	Brian Flower, Chairman

(56) 2 657-1800	(604) 408-2333